Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Second Quarter Fiscal 2023 Results

Company raises earnings outlook for fiscal 2023; execution of strategic initiatives accelerate transformation by driving stronger revenue and earnings growth

Racine, WI – November 2, 2022 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended September 30, 2022.

Second Quarter Highlights:

•	Net sales of $578.8 million increased 21 percent from the prior year
•	Operating income of $36.8 million increased $26.3 million from the prior year
•	Adjusted EBITDA of $51.1 million increased $21.6 million, or 73 percent, from the prior year
•	Earnings per share of $0.46 compared to $0.01 in the prior year and adjusted earnings per share of $0.48 compared to $0.15 in the prior year
•	Company raises fiscal 2023 outlook for adjusted EBITDA to $190 to $200 million

“Our results this quarter clearly demonstrate that our strategic initiatives are beginning to unlock the value in Modine,” said Modine President and Chief Executive Officer, Neil D. Brinker. “Our renewed focus on select products and solutions, combined with our strong leadership team are providing the tools needed to win in our most important markets.  Our ongoing focus on commercial excellence, driven by 80/20 principles, is driving us to more efficiently allocate capital and improve our margins in this inflationary environment.  We will continue to reduce complexity while focusing on our best opportunities, allowing us to gain share in those markets where we are best positioned to win as we make progress towards our margin targets.”

Financial Results

Net sales increased 21 percent in the second quarter to $578.8 million, compared with $478.9 million in the prior year. On a constant currency basis, sales increased 28 percent. The increase was driven by market-related volume improvements and favorable pricing adjustments in both the Climate Solutions and Performance Technologies segments.

Gross profit increased 45 percent in the second quarter to $96.2 million and gross margin improved by 280 basis points to 16.6 percent. These increases were driven by the higher sales volume and commercial pricing in both the Climate Solutions and Performance Technologies segments, partially offset by inflationary cost pressures, particularly within the Performance Technologies segment.

Selling, general and administrative (“SG&A”) expenses were $58.8 million in the second quarter, which was 13 percent higher than the prior year. This increase was primarily driven by higher compensation-related expenses, including higher incentive compensation and commissions, partially offset by lower strategic reorganization costs.

Operating income in the second quarter was $36.8 million, compared to $10.5 million in the prior year, an improvement of $26.3 million.  This improvement was driven primarily by higher gross profit and lower impairment charges, partially offset by higher SG&A expenses.  During the second quarter of fiscal 2023, the Company recorded $0.6 million of restructuring expenses, primarily related to equipment transfer costs and closure costs related to a previously-leased facility, and $0.3 million of environmental charges.  Excluding these items, as well as depreciation and amortization expense, adjusted EBITDA of $51.1 million increased $21.6 million, or 73 percent, compared with $29.5 million in the prior year.

Earnings per share was $0.46 in the second quarter, compared with $0.01 in the second quarter last year. This improvement was primarily due to higher operating earnings.  Adjusted earnings per share was $0.48 in the second quarter, compared with adjusted earnings per share of $0.15 in the second quarter of the prior year.

Second Quarter Segment Review

•
Climate Solutions segment sales were $255.9 million, compared with $217.2 million one year ago, an increase of 18 percent. On a constant currency basis, sales increased 25 percent from the prior year.  This increase was driven by higher sales of heat transfer, data center cooling, and HVAC and refrigeration products.  The segment reported gross margin of 22.4 percent, which was 590 basis points higher than the prior year, primarily due to higher sales volume and favorable commercial pricing. The segment reported operating income of $32.7 million, a 135 percent increase from the prior year.  Adjusted EBITDA was $38.4 million, an increase of $18.5 million, or 93 percent, from the prior year.

•
Performance Technologies segment sales were $330.0 million, compared with $270.8 million one year ago, an increase of 22 percent.  On a constant currency basis, sales increased 29 percent.  This increase primarily resulted from higher sales across all product groups as well as favorable commercial pricing, including adjustments in response to raw material price increases.  The segment reported gross margin of 11.9 percent, up 100 basis points from the prior year.  This margin improvement was primarily driven by higher volumes and pricing, partially offset by ongoing inflationary pressures, including higher labor and overhead costs, and, to a lesser extent, higher material prices as compared to the prior year.  The segment reported operating income of $16.3 million, a $14.2 million increase compared to the prior year. Adjusted EBITDA was $24.3 million, an increase of $11.4 million, or 88 percent, from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the six months ended September 30, 2022 was $56.1 million, an increase of $75.1 million compared to the prior year.  Free cash flow for the six months ended September 30, 2022 was $33.1 million, an increase of $72.5 million from the prior year, primarily resulting from higher operating earnings and favorable net changes in working capital.  While inventories have increased $12.5 million from March 31, 2022 to September 30, 2022, the increase has been less significant than the increase during the same period last year.  Cash payments for restructuring activities, strategic reorganization costs, environmental costs and certain other items during the six months ended September 30, 2022 totaled $10.0 million.

Total debt was $370.6 million as of September 30, 2022. Cash and cash equivalents at September 30, 2022 were $70.1 million. Net debt was $300.5 million as of September 30, 2022, a decrease of $32.1 million from the end of fiscal 2022.

Outlook

Based on current exchange rates and market outlook, Modine is updating its outlook for fiscal 2023:

Fiscal 2023	Updated Outlook	Prior Outlook

Net Sales	+ 6% to 12%	+ 6% to 12%

Adjusted EBITDA	$190 to $200 million	$180 to $195 million

“Our financial results during the first half of the year have continued to exceed initial expectations as higher volumes and internal actions have resulted in strong earnings and margin improvement,” said Brinker. “As a result, we are increasing our adjusted EBITDA guidance for the year as we expect our 80/20 initiatives to continue to support profitability improvements. Despite the challenging market conditions and inflationary environment, we have executed our plans to invest in talent and capacity expansion in the areas that can have the greatest impact.  Our commercial teams have achieved pricing improvements across the organization and those actions are ongoing. I am very proud of our performance this year as we navigate a challenging landscape and continue to work towards our goals.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, November 3, 2022 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its second quarter fiscal 2023 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after November 3, 2022. A call-in replay will be available through midnight on November 8, 2022 at 800-770-2030, (international replay 647-362-9199); Conference ID# 17663. The Company will post a transcript of the call on its website on or after November 8, 2022.

About Modine

At Modine, we are Engineering a Cleaner, Healthier World™.  Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources.  More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them.  Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally-friendly refrigerants.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2022 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, including rising energy costs, along with supply chain challenges or supplier constraints, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, increases in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic, the military conflict in Ukraine and other matters, that have been or may be implemented in the U.S. or abroad; the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and pricing focus of our customers; our ability to successfully execute our strategic and operational plans, including applying 80/20 principles to our business; our ability to effectively and efficiently modify our cost structure in response to sales volume increases or decreases and complete restructuring activities and realize benefits thereon; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of program launches, unexpected volume increases or decreases, and product transfers; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, and constant currency (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity.  These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges or reversals, costs associated with the review of strategic alternatives for the Company’s automotive businesses, strategic reorganization costs and certain other gains or charges.  Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.  The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power.  The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business.  Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges or reversals, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges or reversals, costs associated with the review of strategic alternatives for the Company’s automotive businesses, strategic reorganization costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2023 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The full-year fiscal 2023 guidance for adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $19 to $20 million, a provision for income taxes of approximately $26 to $30 million, and depreciation and amortization expense of approximately $55 to $59 million. Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), impairment charges and certain other items.  These expenses and gains for the first six months of fiscal 2023 are presented on page 9.  Estimates of these expenses and gains for the remainder of fiscal 2023 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2022	2021	2022	2021
Net sales	$578.8	$478.9	$1,119.8	$973.5
Cost of sales	482.6	412.6	940.2	834.0
Gross profit	96.2	66.3	179.6	139.5
Selling, general & administrative expenses	58.8	51.9	115.1	111.3
Restructuring expenses	0.6	0.6	2.1	0.9
Impairment charges – net	-	3.3	-	1.5
Loss on sale of assets	-	-	-	6.6
Operating income	36.8	10.5	62.4	19.2
Interest expense	(4.7)	(3.8)	(8.8)	(8.0)
Other expense – net	(1.4)	(0.7)	(3.7)	(0.5)
Earnings before income taxes	30.7	6.0	49.9	10.7
Provision for income taxes	(6.4)	(5.4)	(11.3)	(7.3)
Net earnings	24.3	0.6	38.6	3.4
Net loss (earnings) attributable to noncontrolling interest	0.1	(0.2)	0.1	(0.7)
Net earnings attributable to Modine	$24.4	$0.4	$38.7	$2.7

Net earnings per share attributable to Modine shareholders – diluted	$0.46	$0.01	$0.74	$0.05

Weighted-average shares outstanding – diluted	52.7	52.6	52.5	52.5

Condensed consolidated balance sheets (unaudited)
(In millions)
	September 30, 2022	March 31, 2022
Assets
Cash and cash equivalents	$70.1	$45.2
Trade receivables	340.5	367.5
Inventories	293.7	281.2
Other current assets	62.9	63.7
Total current assets	767.2	757.6
Property, plant and equipment – net	291.2	315.4
Intangible assets – net	82.4	90.3
Goodwill	160.9	168.1
Deferred income taxes	23.8	27.2
Other noncurrent assets	66.7	68.4
Total assets	$1,392.2	$1,427.0

Liabilities and shareholders' equity
Debt due within one year	$36.2	$29.4
Accounts payable	309.1	325.8
Other current liabilities	141.2	139.3
Total current liabilities	486.5	494.5
Long-term debt	334.4	348.4
Other noncurrent liabilities	120.6	126.0
Total liabilities	941.5	968.9
Total equity	450.7	458.1
Total liabilities & equity	$1,392.2	$1,427.0

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Six months ended September 30,
	2022	2021
Cash flows from operating activities:
Net earnings	$38.6	$3.4
Adjustments to reconcile net earnings to net cash provided by (used for)
operating activities:
Depreciation and amortization	27.3	26.6
Impairment charges – net	-	1.5
Loss on sale of assets	-	6.6
Stock-based compensation expense	3.5	3.6
Deferred income taxes	(0.5)	(1.7)
Other – net	1.8	1.2
Changes in operating assets and liabilities:
Trade accounts receivable	0.2	12.5
Inventories	(30.5)	(54.8)
Accounts payable	7.2	4.1
Other assets and liabilities	8.5	(22.0)
Net cash provided by (used for) operating activities	56.1	(19.0)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(23.0)	(20.4)
Proceeds from (payments for) disposition of assets	0.1	(5.2)
Other – net	-	(3.4)
Net cash used for investing activities	(22.9)	(29.0)

Cash flows from financing activities:
Net increase in debt	0.4	64.8
Other – net	(2.9)	(1.1)
Net cash (used for) provided by financing activities	(2.5)	63.7

Effect of exchange rate changes on cash	(5.8)	(0.3)

Net increase in cash, cash equivalents and restricted cash	24.9	15.4

Cash, cash equivalents and restricted cash - beginning of period	45.4	46.1

Cash, cash equivalents and restricted cash - end of period	$70.3	$61.5

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended September 30,		Six months ended September 30,
	2022	2021	2022	2021
Net sales:
Climate Solutions	$255.9	$217.2	$500.3	$423.7
Performance Technologies	330.0	270.8	634.3	567.9
Segment total	585.9	488.0	1,134.6	991.6
Corporate and eliminations	(7.1)	(9.1)	(14.8)	(18.1)
Net sales	$578.8	$478.9	$1,119.8	$973.5

	Three months ended September 30,				Six months ended September 30,
	2022		2021		2022		2021
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Climate Solutions	$57.3	22.4%	$35.9	16.5%	$107.7	21.5%	$68.5	16.2%
Performance Technologies	39.2	11.9%	29.5	10.9%	72.2	11.4%	69.7	12.3%
Segment total	96.5	16.5%	65.4	13.4%	179.9	15.9%	138.2	13.9%
Corporate and eliminations	(0.3)	-	0.9	-	(0.3)	-	1.3	-
Gross profit	$96.2	16.6%	$66.3	13.8%	$179.6	16.0%	$139.5	14.3%

	Three months ended September 30,		Six months ended September 30,
	2022	2021	2022	2021
Operating income:
Climate Solutions	$32.7	$13.9	$59.7	$24.6
Performance Technologies	16.3	2.1	23.7	17.8
Segment total	49.0	16.0	83.4	42.4
Corporate and eliminations	(12.2)	(5.5)	(21.0)	(23.2)
Operating income	$36.8	$10.5	$62.4	$19.2

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2022	2021	2022	2021
Net earnings	$24.3	$0.6	$38.6	$3.4
Interest expense	4.7	3.8	8.8	8.0
Provision for income taxes	6.4	5.4	11.3	7.3
Depreciation and amortization expense	13.4	13.1	27.3	26.6
Other expense – net	1.4	0.7	3.7	0.5
Restructuring expenses (a)	0.6	0.6	2.1	0.9
Impairment charges – net (b)	-	3.3	-	1.5
Loss on sale of assets (c)	-	-	-	6.6
Environmental charges (d)	0.3	0.1	1.4	3.6
Strategic reorganization and automotive exit costs (e)	-	1.9	-	4.4
Adjusted EBITDA	$51.1	$29.5	$93.2	$62.8

Net earnings per share attributable to Modine shareholders - diluted	$0.46	$0.01	$0.74	$0.05
Restructuring expenses (a)	0.01	0.01	0.03	0.02
Impairment charges – net (b)	-	0.06	-	0.06
Loss on sale of assets (c)	-	-	-	0.13
Environmental charges (d)	0.01	-	0.03	0.07
Strategic reorganization and automotive exit costs (e)	-	0.04	-	0.08
Tax valuation allowance (f)	-	0.03	-	(0.06)
Adjusted earnings per share	$0.48	$0.15	$0.80	$0.35

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and equipment transfer costs. The tax benefit related to restructuring expenses during the first six months of fiscal 2023 and fiscal 2022 was $0.2 million and $0.1 million, respectively.

(b)
The net impairment charges in fiscal 2022 primarily relate to the Company's liquid-cooled automotive business. The Company recorded $3.3 million and $8.9 million of impairment charges during the second quarter and first six months of fiscal 2022, respectively, related to assets held for sale. The year-to-date impairment charges were partially offset by a $7.4 million reversal of previously-recorded impairment charges during the first quarter of fiscal 2022. The tax charge related to the net impairment reversal during the first quarter of fiscal 2022 was $1.8 million. There was no tax benefit associated with the impairment charges recorded during the second quarter of fiscal 2022.

(c)
The Company's sale of its air-cooled automotive business in Austria closed on April 30, 2021. As a result of the sale, the Company recorded a $6.6 million loss on sale at Corporate during the first quarter of fiscal 2022. There was no tax impact associated with this transaction.

(d)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to a previously-owned U.S. manufacturing facility.

(e)
The fiscal 2022 amounts include costs recorded at Corporate associated with the Company’s strategic reorganization and automotive exit strategy. During the first six months of fiscal 2022, the Company recorded SG&A expenses totaling $2.2 million related to recruiting new senior management and the Company’s implementation of 80/20. In addition, the Company recorded $2.2 million of costs associated with its review of strategic alternatives for its automotive businesses, including costs to prepare the businesses for sale. These costs were primarily recorded as SG&A expenses and primarily consisted of accounting, legal, and IT professional services. There were no tax benefits related to the strategic reorganization or automotive exit strategy costs during the first six months of fiscal 2022.

(f)
During the first quarter of fiscal 2022, the Company reversed a valuation allowance on its deferred tax assets in Italy and, as a result, recorded an income tax benefit of $4.8 million. During the second quarter of fiscal 2022, the Company established a valuation allowance on deferred tax assets in China and, as a result, recorded an income tax charge of $1.6 million.

Modine Manufacturing Company
Segment adjusted financial results (unaudited)
(In millions)

	Three months ended September 30, 2022				Three months ended September 30, 2021
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$32.7	$16.3	$(12.2)	$36.8	$13.9	$2.1	$(5.5)	$10.5
Depreciation and amortization expense	5.4	7.7	0.3	13.4	5.8	7.1	0.2	13.1
Restructuring expenses (a)	0.3	0.3	-	0.6	0.2	0.4	-	0.6
Impairment charges (a)	-	-	-	-	-	3.3	-	3.3
Environmental charges (a)	-	-	0.3	0.3	-	-	0.1	0.1
Strategic reorganization and automotive exit costs (a)	-	-	-	-	-	-	1.9	1.9
Adjusted EBITDA	$38.4	$24.3	$(11.6)	$51.1	$19.9	$12.9	$(3.3)	$29.5

Net sales	$255.9	$330.0	$(7.1)	$578.8	$217.2	$270.8	$(9.1)	$478.9
Adjusted EBITDA margin	15.0%	7.4%		8.8%	9.2%	4.8%		6.2%

	Six months ended September 30, 2022				Six months ended September 30, 2021
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$59.7	$23.7	$(21.0)	$62.4	$24.6	$17.8	$(23.2)	$19.2
Depreciation and amortization expense	10.8	15.9	0.6	27.3	11.8	14.1	0.7	26.6
Restructuring expenses (a)	0.3	1.8	-	2.1	0.2	0.7	-	0.9
Impairment charges – net (a)	-	-	-	-	0.3	1.2	-	1.5
Loss on sale of assets (a)	-	-	-	-	-	-	6.6	6.6
Environmental charges (a)	-	-	1.4	1.4	-	-	3.6	3.6
Strategic reorganization and automotive exit costs (a)	-	-	-	-	-	-	4.4	4.4
Adjusted EBITDA	$70.8	$41.4	$(19.0)	$93.2	$36.9	$33.8	$(7.9)	$62.8

Net sales	$500.3	$634.3	$(14.8)	$1,119.8	$423.7	$567.9	$(18.1)	$973.5
Adjusted EBITDA margin	14.2%	6.5%		8.3%	8.7%	6.0%		6.5%

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited)
(In millions)

	September 30, 2022	March 31, 2022
Debt due within one year	$36.2	$29.4
Long-term debt	334.4	348.4
Total debt	370.6	377.8

Less: cash and cash equivalents	70.1	45.2
Net debt	$300.5	$332.6

Free cash flow (unaudited)
(In millions)

	Three months ended September 30,		Six months ended September 30,
	2022	2021	2022	2021
Net cash provided by (used for) operating activities	$41.6	$(8.9)	$56.1	$(19.0)
Expenditures for property, plant and equipment	(12.6)	(9.0)	(23.0)	(20.4)
Free cash flow	$29.0	$(17.9)	$33.1	$(39.4)

Net sales - constant currency (unaudited)
(In millions)
	Three months ended September 30,
	2022			2021
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Climate Solutions	$255.9	$16.5	$272.4	$217.2
Performance Technologies	330.0	19.9	349.9	270.8
Segment total	585.9	36.4	622.3	488.0
Corporate and eliminations	(7.1)	(0.1)	(7.2)	(9.1)
Net sales	$578.8	$36.3	$615.1	$478.9

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com